Exhibit 23.4

Date: September 4, 2024

Mint Incorporation Limited

503 Park Tower, 15 Austin Road

Tsim Sha Tsui, Kowloon, Hong Kong

Re:	Consent of People’s Republic of China Counsel

Dear Sirs,

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”), and we have been engaged by Mint Incorporation Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement, reply to the U.S. Securities and Exchange Commission and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

/s/ Guangdong Wesley Law Firm

Guangdong Wesley Law Firm